UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2012 (May 8, 2012)

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 3, 2012, Bohai Pharmaceuticals Group, Inc. (the “Company”) announced via a Current Report on Form 8-K that it was in active discussions with Euro Pacific Capital, Inc. (“Euro Pacific”) to (i) extend the maturity date of the Company’s two-year 8% convertible notes, as amended (the “Notes”), in the original aggregate principal amount of $12 million, from April 5, 2012 to October 5, 2012 (such extra six month period, the “Second Extended Period”); and (ii) maintain the interest rate on the Notes as an annual rate of 12% (or 6% for the Second Extended Period) (such amendments to the Note, the “Second Amendment”). The Notes were issued in a financing completed by the Company in January 2010 for which Euro Pacific acted as placement agent. Euro Pacific also acts as representative of the Note holders.

In its April 3, 2012 announcement, the Company disclosed that to demonstrate the Company’s efforts to repay the Notes, the Company expected to repay 10% of the $10.45 million then due under the Notes by April 13, 2012 (the “Repayment”). In addition, as part of the contemplated Second Amendment, the Company was expected to establish an RMB denominated escrow account in China and to deposit into such escrow account the remaining outstanding amount of the Notes, which the Company will have no right to dispose of or use except for (i) conversion into US Dollars for the purpose of repayment of the Notes or (ii) releases from such Escrow Account from time to time in amounts equal to the decreases in the outstanding amount of the Notes, either by payments made by the Company or conversion of the Notes by Note holders.

In furtherance of the Company’s goals disclosed in its April 3, 2012 announcement, on May 8, 2012, a Three Parties Fund Escrow Agreement (“Escrow Agreement”) was entered into among Yantai Shencaojishi Pharmaceuticals Co., Ltd., the wholly-owned subsidiary of the Company (“Yantai Shencaojishi”), Euro Pacific and Rural Credit Cooperative of Laishan District, Yantai City (the “Bank”). Pursuant to the Escrow Agreement, an RMB-denominated escrow account (the “Escrow Account”) was established with Bank and RMB 59 million (approximately $9.4 million) was deposited by Yantai Shencaojishi into the Escrow Account. On May 9, 2012, a Supplemental Agreement to the Escrow Agreement with details of the Escrow Account was entered into by the Company, Euro Pacific and the Bank. Copies of the Escrow Agreement and the Supplemental Agreement to the Escrow Agreement were attached hereto as Exhibits 10.1 and 10.2, respectively. The Escrow Agreement provides that the Escrow Account will be managed by both the Company and Euro Pacific and that withdrawal of cash from the Escrow Account cannot be done without prior written consent from both the Company and Euro Pacific. The description of the Escrow Agreement and its Supplemental Agreement is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

As of the date of this Current Report of Form 8-K, the Repayment is being processed and the Company expects to repay a portion of the Repayment by May 15, 2012 in the amount of approximately $314,000, which is equivalent to the amount of the first quarter 2012 interest payment on the Notes (calculated based on an annual rate of 12% as discussed above). In addition, the Company will make its best efforts to repay the reminder of the Repayment in the amount of approximately $731,000 as soon as possible but no later than June 30, 2012.

After the first payment of $314,000 described above is distributed to Note holders, the Company is expected to enter into the Second Amendment with Euro Pacific. A provision will be included in the Second Amendment that the Second Extended Period will automatically expire on June 30, 2012 and the outstanding balance of the Notes will become immediately due and payable if the reminder of the Repayment is not received and distributed to Note holders on June 30, 2012.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Three Parties Fund Escrow Agreement, dated May 8, 2012, by and among Yantai Shencaojishi, Euro Pacific and Rural Credit Cooperative of Laishan District, Yantai City (Unofficial English Translation and Original Chinese Version).

10.2	Supplemental Agreement to Three Parties Fund Escrow Agreement, dated May 9, 2012, by and among Yantai Shencaojishi, Euro Pacific and Rural Credit Cooperative of Laishan District, Yantai City (Unofficial English Translation and Original Chinese Version).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 11, 2012	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer